Exhibit 107

CALCULATION OF FILING FEE TABLE

SF-3
(Form Type)

EFCAR, LLC
(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Asset-Backed Securities	Asset-Backed Notes	(1)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts(1)
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due

(1)
An unspecified amount of securities is being registered as may from time to time be offered at unspecified prices. The registrant is deferring payment of all of the registration fees for such securities in accordance with Rules 456(c) and 457(s) of the Securities Act of 1933, as amended.